Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor/Analyst Contacts:	Media Contact:
Scott Huckins, VP — Treasurer	Chenoa Taitt
(480) 281-6956 or	(212) 223-0682
Scott.Huckins@RSCRental.com
RSC Equipment Rental, Inc. Announces Senior Notes Offering
SCOTTSDALE, Ariz., January 13, 2011 — RSC Equipment Rental, Inc., the operating subsidiary of RSC Holdings Inc. (NYSE: RRR), announced today that it intends to make a private offering of $450 million aggregate principal amount of senior unsecured notes due 2021. The senior notes will be co-issued by RSC Equipment Rental, Inc.’s parent, RSC Holdings III, LLC.
The senior notes will be offered to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) and outside the United States in accordance with Regulation S under the Securities Act.
The company plans to use the full amount of the gross proceeds from the offering to prepay borrowings outstanding under its senior secured second-lien term loan facility.
This press release is neither an offer to sell nor a solicitation of an offer to buy the senior notes and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. The senior notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
About RSC Holdings Inc. (NYSE: RRR) and RSC Equipment Rental, Inc.
RSC Holdings Inc. (NYSE: RRR), based in Scottsdale, Arizona, is the holding company for the operating entity RSC Equipment Rental, Inc., which is a premier provider of rental equipment in North America, servicing the industrial, maintenance and non-residential construction markets with $2.4 billion of equipment at original cost. RSC offers superior equipment availability, reliability and 24x7 service to customers through an integrated network of 457 branch locations across 40 states in the United States and three provinces in Western Canada. Customer solutions to improve efficiency and reduce cost include the proprietary Total Control(R) rental management software, Mobile Tool RoomsTM and on-site rental locations. With over 4,300 employees committed to safety and sustainability, RSC delivers the best value and industry leading customer service. All information is as of September 30, 2010. Additional information about RSC is available at www.RSCrental.com.